Exhibit 10.17
OEM AGREEMENT
     THIS AGREEMENT is made as of the 24th day of May, 2005, by and between Compex Technologies, Inc. (“Compex”), a Minnesota Corporation at 1811 Old Highway Eight, New Brighton, Minnesota, 55112, and Bionicare Medical Technologies, Inc. (“Bionicare”) located at 47R Loveton Circle, Sparks, Maryland, 21152.
     WHEREAS, Compex and Bionicare are parties to that certain OEM Agreement dated as of February 28, 2002 (the “Original Agreement”);
     WHEREAS, pursuant to the Original Agreement Bionicare provided to Compex a copy of Bionicare’s patented wavelength technology and a schematic for an output circuit (collectively, the “Bionicare Technology”) for a electrical stimulation device for clinical applications in regeneration of cartilage of the knee;
     WHEREAS, Compex incorporated the Bionicare Technology into its proprietary design for a hand held electrical stimulation device which includes Compex’s microprocessor, controls, patented open lead detection systems, software controls relating to wave amplitude, user compliance software and other features (the “Compex Technology”) in order to create a more compact version of the product; and
     WHEREAS, pursuant to the original agreement, Compex manufactured and supplied to Bionicare, for purchase, marketing, distribution and resale by Bionicare, the Products listed on the attached Exhibit A (including the lead wire, battery and battery charger packaged and shipped therewith, hereinafter referred to as the “Products”), incorporating the Bionicare Technology and the Compex Technology;
     WHEREAS, the Original Agreement expired on March 20, 2004, and Compex and Bionicare desire to renew the terms under which they operated in the Original Agreement.
     In consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
1.	Term. Subject to early termination in accordance with Section 10, this Agreement is effective upon execution (the “Effective Date”) and for an initial period ending June 30, 2008 (the “Initial Term”), but shall be automatically renewed for successive one (1) year terms (a “Renewal Term”) after the Initial Term unless either party provides notice to the other party of its intent to cancel at least 180 days prior to expiration of the Initial Term or any renewal term. Each one year period commencing on July 1 and ending June 30 during the Term of this Agreement is herafter referred to as a “Contract Year.”

2.	Manufacture. Compex agrees to use its commercially reasonable efforts to manufacture the Products and to sell the Products to Bionicare, and Bionicare shall use Compex as its sole and exclusive manufacturer and source of supply for the Products, during the term of and in accordance with the provisions of this Agreement. Compex acknowledges that the Products will be manufactured with unique serial numbers and that it will maintain detailed production records for seven (7) years. Subject to changes required to comply with QSR requirements, Compex will not change the specifications for the Products without Bionicare’s prior written consent. Bionicare shall pay all nonrecurring engineering charges associated any change requested by Bionicare in Product specifications at the nominal labor rate for engineers of sixty dollars ($60) per hour and the nominal labor rate for technicians of thirty dollars ($30) plus actual cost of required tooling.

3.	Purchase Orders and Delivery Schedule
a)	Within 30 days of the Effective Date, Bionicare shall issue a purchase order to Compex covering the total product requirements for Contract Year commencing July 1, 2005. Such purchase order shall contain (i) the type and quantity of the Products ordered, including whether such Product is to be in “Kitted” form or not in “Kitted” form, (ii) the requested delivery date for such Products by each month in such Contract Year (the “PO Delivery Schedule”), (iii) the requested location for delivery, (iv) the requested method of delivery, and (v) such other information as may reasonably be required by Compex. Any other terms in Bionicare’s purchase order are considered void and deleted. Bionicare shall deliver an additional, revised Purchase Order covering each Contract Year during the term of this Agreement by April 1 next preceding such Contract Year, each of which shall contain a PO Delivery Schedule with respect to such Contract Year. Each Purchase Order shall be subject to review and acceptance by Compex and shall, once accepted, be binding as set forth herein. Each Purchase Order shall be binding and non-cancelable with respect to the first three months of Product set forth in the PO Delivery Schedule.

b)	By the 15th day of each month, commencing with July 15, 2005, Bionicare shall provide to Compex a revised delivery schedule (a “Revised Delivery Schedule” and together with the PO Delivery Schedule, a “Delivery Schedule”) with respect to the four calendar months commencing with the first day of the first month after such Delivery Schedule is due. Such Revised Delivery Schedule shall be binding on, and noncancellable by, Bionicare with respect to the first three months of Product scheduled for Delivery as set forth therein. To the extent that such Revised Delivery Schedule sets forth increased scheduled delivery for Product during the first month covered thereby (the “Overlap Month”), Compex will use its reasonable commercial efforts to satisfy such scheduled deliveries, but shall not be obligated to deliver more Product with respect to such Overlap Month than was scheduled in the next preceding Delivery Schedule.

c)	Bionicare shall not be entitled to reschedule the delivery of any Product for which the Purchase Order has become binding, including specifically the first three months of deliveries under the PO Delivery Schedule, and the first three months of deliveries under any revised Delivery Schedule. To the extent Compex shall ship Product in accordance with such Delivery Schedule, Bionicare shall be fully liable for payment in accordance with Section 6. No requested delivery delay on any order previously accepted by Compex will be effective unless acknowledged in writing by Compex. Compex shall have the right to cancel any order placed or delay shipment thereof if Bionicare fails to make payment due Compex, or if actions or omissions on the part of Bionicare caused a delay in Compex’ performance.

d)	Bionicare acknowledges that the Products incorporate Compex Technology and that Compex has and will devote considerable resources to integrating the Products with the Bionicare Technology. Accordingly, Bionicare agrees that Bionicare will purchase its entire supply of Products, and any replacement products, from Compex. For such purposes, “replacement products” means any product that replaces a Product that has been discontinued, or that provides effectively the same functions as a Product and which substantially diminishes sale of the Product after introduction.
4. Pricing
a)	The prices for the Products initially shall be as set forth in Exhibit A for the quantities specified in each Purchase Order, provided, however, that if at any time during a Contract Year, Bionicare (i) submits a Delivery Schedule that causes the scheduled deliveries of Product to total, on a cumulative basis from the first day of such Contract year, less than the cumulative scheduled deliveries set forth in the PO Delivery Schedule through that date in the Contract Year, or (ii) Bionicare fails to timely pay any invoice in accordance with Section 6, then the prices for all Product delivered from the beginning of such Contract Year shall be the price set forth in Exhibit A assuming the Purchase Order related to the smallest quantity of Product set forth in Exhibit A, and Bionicare shall immediately pay to Compex the difference between the purchase price actually paid for Product invoiced during such Contact Year, and the product of such revised purchase price and all such Product invoiced. For the avoidance of doubt, if either of the events set forth in (i) or (ii) above occur, the price of the Products shall change retroactively for all Product shipped during the Contract Year. All prices are stated and shall be paid in United States Dollars. Compex may increase the price of the Products annually during the Initial Term, and prior to any Renewal Term, on 60 days notice to Bionicare, but only to the extent its cost of manufacture of the Products has increased. Any such notice shall be accompanied by information sufficient for Bionicare to determine the reasons for such increase in cost of manufacture.

b.	Unless otherwise agreed to in writing by Compex, all prices are quoted exclusive of transportation and insurance costs, and all taxes, duties and assessments (except taxes levied against Compex’ income) including state and local use, sales, property and similar taxes. Bionicare agrees to pay such taxes, unless Bionicare has provided Compex with (i) an exemption resale certificate in the appropriate form for the jurisdiction of Bionicare’s place of business and any jurisdiction to which Product is to be directly shipped, or (ii) written evidence that such sale is otherwise exempt from such taxes. In the event Compex is required to pay any tax or transportation charges, Bionicare shall reimburse Compex. When applicable, such transportation and taxes shall appear as separate items on Compex’ invoice.
5.	Shipments
(a)	Method. All shipments will be made F.O.B. Compex’ plant. Delivery will be deemed complete and risk of loss or damage to the Products will pass to Bionicare upon delivery to the carrier, the carrier acting exclusively as Bionicare’s agent. The carrier will be selected by Compex in the absence of specific instructions by Bionicare. In no event shall Compex be liable for any delay in delivery, or assume any liability in connection with shipment. All claims for damages must be filed with the carrier. Unless otherwise agreed in writing, all Products will be packaged, packed and shipped in accordance with Compex’ normal practices.

(b)	Delivery. All shipping dates are estimates only. Shipments may be made in installments. Compex shall be excused from performance, in whole or in part, caused by the occurrence of any contingency beyond Compex’ reasonable control, including but not limited to, war, judicial action, labor dispute, accident, default of suppliers, fire, act of God, shortage of labor fuel, raw material or machinery or technical or yield failures, where Compex has exercised commercially diligent efforts in the prevention thereof.
6.	Terms of Payment
a.	Separate Transactions. Compex shall invoice each shipment separately as of the date of shipment and shipment shall constitute a separate and individual contract. All invoices are due and payable thirty (30) days from date of invoice. Any invoice not paid within thirty (30) days from the date of invoice shall bear interest at the lesser of one and one-half percent (1.5%) per month or the highest rate permissible under applicable law.

b.	Approval. Shipments, deliveries, and performance of work shall at all times be subject to the approval of Compex’ credit department and Compex may at any time decline to make any shipments or deliveries or perform any work except upon receipt of payment, or upon terms and conditions or security satisfactory to Compex. If shipments are delayed by Bionicare, payment shall become due, at Compex’ option, thirty (30) days after the date Compex is prepared to make shipment. Compex reserves the right to establish and/or change credit and payment terms extended to Bionicare when, in Compex’ sole opinion, Bionicare’s financial condition or previous payment record warrants such action.

c.	Security Interest. Bionicare hereby grants and Compex retains a purchase money security interest in each Product furnished under any purchase order accepted under this Agreement, and any proceeds thereof, until the full purchase price thereof has been paid in full. Bionicare agrees that Compex may perfect such security interest and that Bionicare will promptly execute any documents necessary to perfect such security interest, upon Compex’ request.

d.	Inspection. Unless otherwise specified and agreed in writing, the Products shall be subject to Bionicare’s standard inspection at the place of manufacture. If by mutual agreement Bionicare is to inspect at the place of manufacture, such inspection shall be conducted so as not unreasonably to interfere with Compex’ operations, and Bionicare’s conclusive approval or rejection shall be made before shipment.

e.	Acceptance. Bionicare may, at Bionicare’s sole option and expense, conduct incoming inspection and acceptance tests. The Product shall be deemed accepted by Bionicare unless Compex receives written notice of defect as to any Product within thirty (30) days of shipment. In the event the Products appear not to conform, Bionicare shall immediately notify Compex and afford Compex a reasonable opportunity to inspect the material at Bionicare’s plant. No Products shall be returned without Compex’ prior written consent.
7.	Confidentiality/ Ownership of Intellectual Property.
a)	Compex hereby acknowledges that the Bionicare Technology is the sole and exclusive property of Bionicare and Bionicare acknowledges that the Compex Technology is the sole and exclusive property of Compex. Bionicare hereby provides to Compex a nonexclusive license during the term of this Agreement to manufacture for sale to Bionicare, the Products using the Bionicare Technology. Compex hereby provides to Bionicare during the term of this Agreement, a nonexclusive license under the Compex Technology to distribute, market and resell the Products.

b)	Any invention or trade secret hereafter developed by Bionicare or its personnel shall be the sole and exclusive property of Bionicare. Bionicare will pay all expenses relating to the securing and maintaining of appropriate intellectual property protection with respect to such inventions. Any invention or trade secret hereafter developed by Compex or its personnel shall be the sole and exclusive property of Compex. Compex will pay all expenses relating to the securing and maintaining of appropriate intellectual property protection with respect to such inventions.

c)	In the event that personnel of Compex and Bionicare jointly participate in an invention or trade secret, such invention or trade secret, and the intellectual property related thereto shall be owned jointly by the Parties. Determination of inventorship shall be made in accordance with U.S. patent laws. The Parties shall jointly share in the expenses of obtaining intellectual property protection of any joint invention.

d)	Each party to this Agreement acknowledges and agrees that they have, prior to the date of this Agreement, and will, after the Effective Time, disclose to the other party confidential and trade secret information relating to product design, software code and other matters (collectively, “Confidential Information”). Each Party shall take the same reasonable measures as it uses to protect its own confidential information from the unauthorized disclosure or misuse to protect the other Party’s Confidential Information from unauthorized disclosure or misuse, including without limitation, any disclosure by its employees, agents, contractors, permitted sublicensees, or consultants of the other Party’s Confidential Information. As used herein, the term reasonable measures shall mean at least those measures a Party applies to the protection of its own Confidential Information and the term misuse shall mean use for any purpose other than as permitted or required hereunder. The terms of this Agreement itself shall be deemed to be Confidential Information. In the event that a Party is required to disclose the content of this Agreement pursuant SEC requirements or requirements of any securities exchange on which a Party’s share are listed and traded, such Party shall use its reasonable efforts to obtain confidential treatment of at least the following portions of the Agreement: (i) financial terms (such as all dollar amounts and price terms), (ii) quantities and (iii) time periods.

e)	Notwithstanding any other provision in this Section 7, Bionicare and Compex jointly acknowledge that they both function in the market for the use of electrical stimulation for medical therapy or rehabilitation and that nothing in this Agreement shall create any presumption that any development of Bionicare has been made or is based on the Compex Technology or that any development of Compex has been made or is based on the Bionicare Technology.
8.	Warranty, Repair And Indemnification
a)	Generally. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED, STATUTORY, OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON COMPEX’S PART. THIS WARRANTY IS FOR THE SOLE BENEFIT OF BIONICARE, AND NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR COMPEX ANY OTHER LIABILITIES IN CONNECTION WITH THE SALE OF THE PRODUCTS. Compex warrants to Bionicare only that the Products delivered under this Agreement will be free from defects in material and workmanship under normal use and service for a period of three (3) years from the date of shipment.

b)	Limitation. Compex’s entire obligation under this Warranty and Bionicare’s exclusive remedy is limited, at Compex’s option, to replacing, repairing or giving credit for, any non-conforming Product. In order to qualify for Warranty protection, all defective Products must be returned to Compex’s factory of origin, transportation charges prepaid, and, after examination, be disclosed, to Compex’s sole satisfaction, to be thus defective and within this Warranty. Bionicare has no authority to extend this Warranty to any other person or entity. This Warranty shall not apply to any Products which have been (i) repaired or altered, except by Compex, (ii) subjected to misuse, negligence, or accident, or (iii) not handled or maintained in conformance with Compex’s handling, installation or operating instructions.

c)	Repair. Any work or rework on Products which fall outside the Warranty set forth above, including repairs and remanufacture or service rental return, shall be performed in accordance with this subsection (c). During the Term, Compex shall provide remanufacturing services for Bio1000 devices, but not any accessories or peripherals, that are delivered to its manufacturing plant in New Brighton, Minnesota. Such remanufacturing services shall consist of:
•	An electronic test of the Product;

•	A visual inspection of the Product;

•	A cleaning of the product and , if provided, its carrying case;

•	Labeling the Product and, if provided, its carrying case with a new serial number;

•	Recordation of the serial number in Compex’s electronic database.
Such remanufactured product shall be specifically labeled as remanufactured and shall be re-delivered to Bionicare for the charges set forth in the attached Exhibit B.

Compex shall ship remanufactured Product that it has received and for which it has performed remanufacturing services in accordance with this subsection (c) to Bionicare FOB Compex’s manufacturing plan, with invoice at time of shipment for the remanufacturing costs in accordance with Exhibit B. Compex may, at its election, include in Product originally shipped to Bionicare a prepaid return mailer for Product returned for remanufacture, and to the extent a customer has used such prepaid mailer, Compex shall include the cost of postage for such prepaid mailer in the invoice to Bionicare and Bionicare shall reimburse Compex for such postage. Bionicare shall pay for such remanufactured Product in accordance with Section 6.

Compex warrants remanufactured Product to the same extent as original Product as set forth in subsections (a) and subject to the limitations contained in subsection (b) of this Section 8 but only until the expiration of three years from the initial shipment of such Product to Bionicare as a new product (and not the shipment as remanufactured), or until 90 days after shipment as remanufactured product , which ever is greater, and not for a period of three years after the date of shipment of such remanufactured Products.

d)	Indemnification. Bionicare agrees to indemnify, defend and hold harmless Compex and its officers, directors and employees from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including interest, penalties and reasonable attorneys’ fees) (collectively “Damages”) incurred by such party that arise out of or result from the design, sale, or use, or misuse of the Products, excepting only Damages arising directly from a claim of design defect of the Product that relate to the Product’s microprocessor as it relates to the control of the specific functions of open lead detection, function key operation, user compliance software, and liquid crystal display operation and the circuitry related to those specific microprocessor functions (such excepted Damages, the “Compex Defects” ) . Compex agrees to indemnify, defend and hold harmless Bionicare and its officers, directors and employees from and against Damages arising from a claim of design defect of the Product that is found, by final judgment, to be primarily attributable to the Compex Defects.

e)	Each of Compex and Bionicare shall maintain comprehensive product liability insurance policy with respect to the product in an amount of not less than $3,000,000 per occurrence. Each party shall name the other party as an additional insured under such policy.
9.	Regulation
a)	Regulatory Approvals. Bionicare shall be responsible for all regulatory approvals relating to the distribution, marketing and sale of the Products. Bionicare represents and warrants to Compex that it currently has all such regulatory approvals, including, without limitation that it has received letters under Section 510(k) of the United States Food, Drug and Cosmetics Act indicating that the Products may be marketed and sold in the United States. Bionicare shall be solely responsible for labeling the products, all in compliance with Sections 201(k) and 201(m) respectively of the U.S. Federal Food, Drug and Cosmetics Act.

b)	Manufacturing. Compex represents that its manufacturing facilities have been inspected under the FDA’s QSR regulations, and that its manufacturing practices and facilities currently comply with the QSR regulations and it maintains documents in the manner required by such regulations with respect to manufacturing, testing and control activities.

c)	Recalls. Bionicare shall be responsible for initiating and reporting, and shall bear all costs and expenses of any recall of any Products and shall reimburse Compex for the reasonable, out-of-pocket costs incurred by Compex as a result of such recall, including the replacement cost of any Products affected thereby.
10.	Termination
a)	This Agreement may be terminated prior to the expiration of the term set forth in Section 1:
(i) By either party for a material breach of this Agreement that has not been cured within 30 days of notice;
(ii) By Compex if Bionicare fails to purchase the Products ordered pursuant to any Purchase Order;
(iii) To the extent permitted by U.S. bankruptcy law, immediately upon written notice in the event of the bankruptcy or insolvency of the other Party.

Notwithstanding the foregoing, either Compex or Bionicare may cancel any obligation to provide remanufacturing services in accordance with Section 8(c) at any time upon 90 days notice; provided that Bionicare shall remain liable to Compex for any product remanufactured prior to such cancellation and for reimbursement of any postage on prepaid mailers charged after such cancellation.

b)	Upon termination or expiration of this Agreement :
(i) the licenses granted in this Agreement will immediately terminate, excepting only a license to Bionicare to sell Products purchased from Compex prior to such termination or expiration;
(ii) Each party will immediately cease use of the other party’s Technology;
(iii) Bionicare shall purchase, at Compex’s cost, all inventory parts and/or Product, which is in Compex’s possession or Compex has agreed to purchase, documented by purchase orders, from suppliers to meet Bionicare’s ‘delivery forecast’;
(iv) each Party’s obligations under Section 7, and any unfulfilled obligations under Section 6, shall survive termination or expiration.
11.	Relationship of the Parties

The relationship between Compex and Bionicare is that of seller and buyer.

12.	Governing Law

This Agreement between Compex and Bionicare is to be governed by, construed and interpreted in accordance with the laws of the state of Minnesota USA. All claims, cause of action, lawsuits or other legal proceedings involving this Agreement shall be in a court of competent jurisdiction or the Sate of Minnesota, USA. Bionicare waives any objection to such venue.

13.	Notices

Any notices relating to this Agreement shall be in writing and shall be deemed given when mailed to the other party at its address set forth above or such other address as such party shall have designated in writing.

14.	Assignability

This Agreement may not be transferred or assigned by Bionicare without the prior written consent of Compex.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.
Agreed to:

Compex Technologies, Inc.	Bionicare Medical Technologies, Inc.
1811 Old Highway 8	47R Loveton Circle
New Brighton, MN 55112	Sparks, MD 21152

By:	By:

Name (type or print)	Name (type or print)

Title	Title

Date:	Date: